Exhibit 19.1

DELTA AIR LINES, INC.
INSIDER TRADING POLICY

OVERVIEW

This document contains Delta’s policy and procedures to prevent potential insider trading and should be read together with The Way We Fly. Trading in securities based on material nonpublic information or providing material nonpublic information to others who trade in securities, is a serious violation of U.S. securities law. Insider trading can result in substantial damages, fines and imprisonment for the individuals involved.

As a public company, Delta has the responsibility to deter misuse of its inside information. Therefore, Delta has adopted the following policy and procedures. An employee who violates the Insider Trading Policy could be subject to disciplinary action, which may include termination of employment, the sale of shares or unwinding of positions (possibly at a loss), and disgorgement of profits. This policy also prohibits certain short-term and/or highly leveraged transactions that may create a conflict of interest (or a perception of a conflict), as described in Section 3 of the Policy Details.

You should carefully read this entire policy. Ultimate responsibility for adhering to this policy, and complying with U.S. securities laws, rests with you. If applicable, the pre-clearance of trades or approval of a 10b5-1 Trading Plan in accordance with this policy as described below does not reduce the obligations imposed on you by applicable laws.

Any questions about this policy should be directed to [***]. Violations of the policy should be reported to [***].

POLICY DETAILS

1.    Trading on Inside Information is Prohibited.

If you are an employee or other person associated with Delta or any of its subsidiaries, you may not legally trade in (or gift) Delta securities if you possess “material” information about Delta that has not been disclosed to the public.

Who does this policy apply to? This policy applies to:
o    members of Delta’s Board of Directors, officers, and all other employees of Delta and its subsidiaries;
o    family members who live in your household, whom you support (such as children in college), or whose financial decisions you influence (such as family members who consult with you before trading), and entities controlled by you and/or these persons, such as corporations, partnerships or trusts; and
o    contractors and consultants who have access to material nonpublic information about Delta.

This policy also applies to trades on behalf of Delta, including any transactions made under repurchase programs authorized by Delta’s Board of Directors.

What actions are prohibited? While you possess material information concerning Delta that has not been disclosed to the public (“inside information”), you cannot legally:
o    buy or sell Delta securities, or any derivatives of Delta’s securities (such as exchange traded options on Delta common stock) or recommend the purchase or sale of such securities;
o    exercise employee stock options if the exercise involves a market transaction (such as selling a portion of the shares to pay the exercise price or associated taxes);1 or
o    communicate inside information to others (“tipping”).

The prohibitions described above continue to apply, even after termination of employment or of a service relationship with Delta or a subsidiary, if you are aware of inside information when your employment or service relationship terminates, so that you may not engage in the prohibited actions described above until that information has become public or is no longer material.

If you trade on inside information or tip others, you – and anyone you tipped who trades on the inside information, including family members or others living in your household – may be charged with a crime and sued in a civil lawsuit.
1 The exercise of a stock option for cash is generally exempt from the trading restrictions under this policy. The trading restrictions apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of the exercise.

What is material inside information? The courts have said that “material” inside information, also referred to as material nonpublic information, includes any information that has not been disclosed to the public and that would influence a reasonable investor’s decision to buy, hold or sell Delta’s securities. Some examples of material information include matters such as:
o    historical or projected financial results, including significant increases and decreases in quarterly revenues, earnings or key metrics such as TRASM, RASM, PRASM or CASM;
o    significant merger, divestiture, joint venture or acquisition plans or other important strategic transactions or initiatives;
o    entry into or termination of significant contracts;
o    a breach of or unauthorized access to Delta’s information technology infrastructure or assets that could have a significant effect on or cause disruption to Delta’s business operations, employees or customers;
o    bank or other financings out of the ordinary course of business;
o    anticipated equity or debt offerings;
o    significant litigation or regulatory exposure (including due to changes in the regulatory environment);
o    a change in dividend policy or the level or amount of stock repurchases;
o    management or Board of Directors changes;
o    major changes in accounting policies or a change in auditors; and
o    the imposition of a restriction on trading on Delta securities outside the ordinary closed window periods.

What are the basic rules to follow? Employees and other insiders should treat all Delta corporate information with discretion, and discuss confidential data only with those employees and other insiders who have a right and a need to know. Do not discuss confidential information with friends or relatives. If you have material inside information concerning Delta, you cannot trade in Delta securities (or derivative securities) until you know that the information has been made public. Material information is generally not considered to have been “made public” until 24 hours after Delta releases it to major U.S. news services or files the information with the Securities and Exchange Commission.

In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with the individual, and any action on the part of Delta, members of Delta’s Law Department or any other employee pursuant to this policy does not in any way constitute legal advice or insulate an individual from liability under securities laws.

No trading on information about other companies. In addition, no director, officer or other employee of Delta (or any other person who is designated as subject to this policy) who, in the course of working for Delta, learns of material nonpublic information about a publicly traded company with which Delta does business or that is involved in a potential transaction or business relationship with Delta, including as a customer or supplier of Delta, may trade in that company’s securities, or communicate material nonpublic information about that company to others, until the information becomes public or is no longer material.

2.    Window Period

In order to minimize the possibility of insider trading, members of Delta’s Board of Directors, officers, managing director and director-level employees and others who are covered by Appendix A may trade in Delta securities only during certain specified quarterly periods, which are generally known as window periods. This restriction also applies to family members who live in your household, whom you support or whose financial decisions you influence, and entities controlled by you and/or these persons.

If you are not included in the group described in the previous paragraph, you are not subject to the window period restriction. That means you may trade at any time as long as you do not possess inside information regarding Delta at the time of your trade. However, you may not trade in (or gift) Delta securities with a party other than Delta even during a window period if you possess material inside information regarding Delta.

Each quarter the regular window period will begin approximately 24 hours after Delta publicly releases its quarterly or annual earnings, and continue through the close of business of the last trading day of the second month of each quarter (i.e., February, May, August, November). Circumstances may dictate that this period may be adjusted, or the regular window may be closed, from time to time.

Standing Orders. Standing orders placed with a broker to buy or sell Delta stock at a specified price should be used only for a brief period of time. A standing order executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. In addition to cancelling orders when you become aware of material nonpublic information, all open standing orders (other than those pursuant to an approved 10b5-1 Trading Plan as described below) should be cancelled upon the closing of the window period.

Gifts. Individuals subject to the window period restrictions should only make gifts or donations of Delta stock to charities during the window period.

Employee Stock Purchase Plan. The trading prohibitions (including the window period requirement) will not apply to purchases on behalf of participating employees of Delta’s common stock pursuant to the Delta Air Lines, Inc. Employee Stock Purchase Plan.

However, individual payroll deduction elections, including changes to such elections, under the plan are subject to the trading prohibitions in this policy (i.e., such elections should not be made when in possession of inside information or outside of the window period by individuals covered by Appendix A). The trading prohibitions apply to all sales of Delta’s common stock, including shares of common stock that were purchased pursuant to the plan.

10b5-1 Trading Plans. The trading prohibitions (including the window period requirement) will not apply to transactions in Delta’s securities under a plan to trade securities under Rule 10b5-1 of the Securities Exchange Act of 1934. Such plans are referred to as 10b5-1 Trading Plans and must satisfy the requirements summarized below:
o    the plan is on a form provided by the administrator of Delta’s stock plan, which has been reviewed and approved by the Law Department;
o    the plan or any amendment is adopted in good faith during a window period and only at a time when the insider does not have material inside information;
o    the insider must certify that at the time of adoption or amendment of the plan:
(a)    the insider was not aware of any material inside information, and
(b)    the insider adopted the plan in good faith and not as a part of a plan or scheme to evade Rule 10b-5;
o    the plan is adhered to strictly by the insider;
o    the plan does not permit the insider to have any subsequent influence over how, when or whether to effect transactions under the plan;
o    hedging transactions involving the shares subject to a plan are not permitted;
o    with respect to plans entered into by members of the Board of Directors or officers of Delta designated as “officers” within the meaning of Rule 16a-1(f), trades under the plan cannot occur until the later of:
(a)    90 days after the plan agreement is approved by the Law Department and accepted by the administrator of Delta’s stock plan, or
(b)    two business days after the release of financial results on Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (but not to exceed 120 days after adoption).
The waiting period will also apply to any trades after amendment to a plan;
o    with respect to plans entered into by other insiders, trades under the plan cannot occur until 30 days after the plan agreement is approved by the Law Department and accepted by the administrator of Delta’s stock plan. The waiting period will also apply to any trades after amendment to a plan; and
o    an insider may only have one plan in place at a time.

3.    Special and Prohibited Transactions.
Certain short-term and/or highly leveraged transactions may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. As a result, employees of Delta and its subsidiaries and members of Delta’s Board of Directors may not engage in the following transactions:

Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options related to Delta’s securities, whether puts or calls, may create the appearance that the trade is based on material nonpublic information and focus an individual’s attention on short-term performance at the expense of Delta’s long-term objectives. Accordingly, option transactions related to Delta’s securities, both puts and calls, by employees of Delta and its subsidiaries and members of Delta’s Board of Directors are prohibited by this policy.

Short Sales. Short sales of Delta securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Delta’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Delta’s performance. For these reasons, short sales of Delta securities by employees of Delta and its subsidiaries and members of Delta’s Board of Directors are prohibited. Short sales arising from certain types of hedging transactions are discussed in the following paragraph.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions with respect to Delta securities would permit an insider to continue to own Delta securities obtained through employee benefit plans or otherwise, without the full risk and reward of ownership. When that occurs, the insider would no longer have the same objectives as Delta’s stockholders. Therefore, employees of Delta and its subsidiaries and members of Delta’s Board of Directors are prohibited from purchasing financial instruments designed to hedge or offset decreases in the value of Delta securities by the employee or director.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Delta securities, employees of Delta and its subsidiaries and members of Delta’s Board of Directors are prohibited from holding Delta securities in a margin account or otherwise pledging Delta securities as collateral for a loan.

As a reminder, these restrictions on all prohibited transactions also apply to family members who live in your household, whom you support or whose financial decisions you influence, and entities controlled by you and/or these persons.

4.    Pre-clearance. If you are:
o    a member of the Board of Directors;
o    an officer of Delta; or
o    a managing director or director level employee in the Finance Department (excluding supply chain management employees)

You are required to pre-clear proposed transactions in Delta securities by you or any person or entity whose transactions might be attributable to you (e.g., family members who live with you, whom you support, or whose financial decisions you influence, and entities controlled by you and/or these persons). This includes any gift or donation of Delta securities. You are not required to pre-clear transactions that are made under a 10b5-1 Trading Plan.

Please call [***] or email to pre-clear a transaction. We will discuss with you Delta’s securities trading policies as well as the federal securities law requirements applicable to the planned transaction. Pre-clearance will generally be granted for a period of one week.

5.    Reports of Violations. All violations of this Policy must be promptly reported to [***].

APPENDIX A

The following persons are covered by the window period described in Section 2 of Delta’s Insider Trading Policy:

Board of Directors and Management
•Board of Directors of Delta
•All officers of Delta
•All managing director and director-level employees of Delta

Finance

In addition to employees at the director-level and above in the Finance Department, other individuals in the following groups are subject to the window period:
•Managers and above in the Controllership
•Corporate Audit (all employees)
•Corporate Development (all employees)
•Corporate Tax (all employees)
•Enterprise Strategy (all employees)
•Finance Fuel (managers and above)
•Financial Planning & Analysis (all employees)
•Financial Reporting (all employees)
•Financial Risk Management (all employees)
•Finance Systems (all employees)
•Flight Profitability (all employees)
•Investor Relations (all employees)
•Operations Finance (managers and above)
•Treasury (managers and above)

Other employees who are identified as having access to financial systems providing inside information, may be advised they are subject to the window period from time to time.

Corporate Communications (managers and above)

Fleet & Technical Procurement (managers and above)

International and Alliances (managers and above)

Law Department and Government Affairs (all employees)

Network Planning (managers and above)

Pricing and Revenue Management (managers and above)

Other
•ALPA MEC Member
•Delta Board Council members
•Direct reports (including Executive Assistants) to officers of Delta who are members of the Delta Leadership Council (DLC)
•To the extent not otherwise identified above, officers of Delta subsidiaries as follows:
o    Chief Executive Officers, Presidents, Chief Financial Officers, Controllers, and Vice Presidents of Finance (or positions of similar responsibility) of each subsidiary

HAVE A QUESTION OR NEED SUPPORT?

Any questions should be directed to [***]. Violations of the policy should be reported to [***].